EXHIBIT 1.1
UNDERWRITING AGREEMENT
August 23, 2006
U.S. Bancorp
USB Capital XI
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
     We (the “Representatives”) understand that USB Capital XI, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and U.S. Bancorp, a Delaware corporation, as sponsor of the Trust and as guarantor (the “Guarantor”), propose that the Trust issue and sell to the several underwriters named in Schedule I (the “Underwriters”) 28,000,000 6.60% Trust Preferred Securities (liquidation amount $25 per Preferred Security) with an aggregate liquidation amount of $700,000,000 (the “Firm Securities”) representing preferred beneficial interests in the Trust. In addition, the Guarantor and the Trust grant to the Underwriters the right to request the opportunity to purchase up to an additional 4,200,000 Trust Preferred Securities (the “Optional Securities,” and together with the Firm Securities, the “Offered Securities”). The Offered Securities are fully and unconditionally guaranteed by U.S. Bancorp. The Guarantor will be the owner of all of the beneficial ownership interests represented by the common securities (liquidation amount $25 per common security) issued by the Trust (the “Common Securities”). Proceeds from the sale of the Offered Securities to the Underwriters and from the concurrent sale of the Common Securities to the Guarantor will be used to purchase 6.60% Income Capital Obligation NotesSM due September 15, 2066 of the Guarantor (the “ICONs” and, for purposes of the Standard Underwriting Agreement (defined below), are also referred to as the “Junior Subordinated Debentures”). The ICONs will be issued by the Guarantor pursuant to a Junior Subordinated Indenture, dated as of April 28, 2005, as amended and supplemented through the Closing Date (as defined below), (the “Indenture”) between the Guarantor and Wilmington Trust Company, as successor trustee to Delaware Trust Company, National Association (the “Debenture Trustee”).
     The Guarantor will, through the Indenture, the ICONs, the Amended and Restated Trust Agreement, by and among U.S. Bancorp, as Sponsor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee and the Administrative Trustees named therein, as amended and supplemented (the “Trust Agreement”), the Guarantee Agreement (the “Guarantee”) between the Guarantor and Wilmington Trust Company, as trustee (the “Guarantee Trustee”), taken together, fully, irrevocably and unconditionally guarantee on a subordinated basis all of the Trust’s obligations under the Offered Securities.
     Subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust hereby agree that the Guarantor shall sell to each of the

Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase the numbers of the Firm Securities set forth opposite the name of such Underwriter at a purchase price of $24.2125 per Firm Security, plus accrued distributions, if any (the “Purchase Price”); provided that, for sales by any Underwriter of more than 20,000 Firm Securities to a single purchaser, the Purchase Price per Firm Security will be $24.50 (the “Institutional Price”) . The Representatives will provide notice to the Company of the number of Firm Securities to which the Institutional Price applies. The respective number of Firm Securities to be purchased by each of the Underwriters at the foregoing prices shall be that proportion of Firm Securities which the number of Firm Securities to be purchased by such Underwriter as set forth on Schedule I bears to the aggregate number of Firm Securities (rounded as the Representatives may determine to the nearest 10 Offered Securities). In addition, subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust grant to the Underwriters the right to request the opportunity to purchase the Optional Securities at a purchase price of $24.2125 per Optional Security, plus accrued distributions, if any. The opportunity to purchase the Optional Securities hereunder is for use by the Underwriters solely for the purpose of covering over-allotments in the sale of the Firm Securities. The right to request the opportunity to purchase the Optional Shares may be exercised at any time upon notice by the Representatives to the Guarantor and the Trust; provided that such purchase transaction shall have settled on a T+3 basis on or before September 22, 2006.
     The Offered Securities shall have the terms that are further described in the Statutory Prospectus and the term sheet specified in Schedule II hereto.
     Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Capital Securities) (December 21, 2005)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.
     For the purposes of this Underwriting Agreement only, the “Applicable Time” is 2:45 p.m. (Eastern time) on the date of this Underwriting Agreement.
     For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean Shearman & Sterling LLP.
     For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Squire, Sanders & Dempsey L.L.P. Additionally, for purposes of this Underwriting Agreement only, the term “Guarantor Agreements” as used throughout the Standard Underwriting Agreement shall also include the ICONs Replacement Capital Covenant to be executed by the Company for the benefit of holders of debt specified therein.
     For purposes of this Underwriting Agreement only, Article (V)(g) of the Standard Underwriting Agreement shall be deleted in its entirety and replaced with the following:

          “(g) The Representatives shall receive a letter dated the date of the applicable Underwriting Agreement, in form and substance satisfactory to the Representatives, from Ernst & Young LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the General Disclosure Package.”
     For purposes of this Underwriting Agreement only, Article (VI)(h) of the Standard Underwriting Agreement shall be deleted in its entirety and replaced with the following:
          “(h) [reserved]”
     Certificates for the Firm Securities purchased by each Underwriter shall be delivered by or on behalf of the Guarantor to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on August 30, 2006 at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing. Delivery to the Underwriters of and payment to the Guarantor for any Optional Securities to be purchased by the Underwriters shall be made at the aforementioned offices of Shearman & Sterling LLP, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing, at such time on such date, which may be the same as the Closing Date, but shall in no event be earlier than the Closing Date nor earlier than two nor later than three business days after the giving of the notice to exercise the option of the Underwriters.
     This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MORGAN STANLEY & CO. INCORPORATED

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By: CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jack D. McSpadden
Name: Jack D. McSpadden
Title: Managing Director

By: MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jason Braunstein
Name: Jason Braunstein
Title: Vice President

By: MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Fusco
Name: Michael Fusco
Title: Executive Director

Accepted by:

U.S. BANCORP, as Guarantor

By:	/s/ Kenneth D. Nelson

Name: Kenneth D. Nelson
Title: Senior Vice President

USB CAPITAL XI

By: U.S. Bancorp, as Sponsor

By:	/s/ Kenneth D. Nelson

Name: Kenneth D. Nelson
Title: Senior Vice President

SCHEDULE I

Underwriters’ Commitment
to Purchase Firm Securities
Citigroup Global Markets Inc.	3,260,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,260,000
Morgan Stanley & Co. Incorporated	3,260,000
A.G. Edwards & Sons, Inc.	3,260,000
RBC Dain Rauscher Inc.	3,260,000
UBS Securities LLC	3,260,000
Wachovia Capital Markets, LLC	3,260,000
Banc of America Securities, LLC	350,000
Bear, Stearns & Co. Inc.	350,000
Charles Schwab & Co., Inc.	350,000
Credit Suisse Securities (USA) LLC	350,000
Goldman, Sachs & Co.	350,000
Lehman Brothers Inc.	350,000
Stifel, Nicolaus & Company, Incorporated	350,000
Deutsche Bank Securities Inc.	140,000
H&R Block Financial Advisors, Inc.	140,000
HSBC Securities (USA) Inc.	140,000
Keybanc Capital Markets, a division of McDonald Investments Inc.	140,000
Morgan Keegan & Company, Inc.	140,000
Oppenheimer & Co. Inc.	140,000
TDAMERITRADE, Inc.	140,000
Wedbush Morgan Securities Inc.	140,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	70,000
C.L. King & Associates, Inc.	70,000
Crowell, Weedon & Co.	70,000
D.A. Davidson & Co.	70,000
Davenport & Company LLC	70,000
E*TRADE Securities LLC	70,000
Emmett A. Larkin Company, Inc.	70,000
Ferris, Baker Watts, Incorporated	70,000
First Albany Capital Inc.	70,000
Fixed Income Securities LP	70,000
Guzman & Company	70,000
J.J.B. Hilliard, W.L. Lyons, Inc.	70,000
Janney Montgomery Scott LLC	70,000
Jefferies & Company, Inc.	70,000
Keefe, Bruyette & Woods, Inc.	70,000
Mesirow Financial, Inc.	70,000
Pershing LLC	70,000
Robert W. Baird & Co. Incorporated	70,000

Sch.  I-1

Underwriters’ Commitment
to Purchase Firm Securities
Sandler O’Neill & Partners, L.P.	70,000
Southwest Securities, Inc.	70,000
Stern, Agee & Leech, Inc.	70,000
SunTrust Capital Markets, Inc.	70,000
Ziegler Capital Markets Group	70,000

Total	28,000,000

Sch.  I-2

SCHEDULE II
Materials other than the Statutory Prospectus that comprise the General Disclosure Package: Term Sheet, dated August 23, 2006.
Sch.   II-1